Exhibit 10.12

David Loechner

July 27, 2016

Dear David:

In recognition of your contributions to Emerald Expositions, LLC (the “Company”), the Company has approved a special bonus for you equal to an aggregate amount of $700,000 (the “Deal Success Bonus”), to be payable as provided below, subject to all of the terms and conditions of this letter agreement. Capitalized terms not otherwise defined in the body of this letter agreement are defined in Appendix A.

Your Deal Success Bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.

Conditions to Deal Success Bonus

(a)	Subject to the provisions of (b) below, you shall be paid your Deal Success Bonus in two lump sums, as follows: (1) 50% of the Deal Success Bonus within 10 days of the closing of a Sale (as defined in Appendix A) (the “First Deal Success Bonus Payment”) and (2) 50% of the Deal Success Bonus on the earlier of (a) the six month anniversary of the closing of a Sale or (b) the termination of your employment by the Company without Cause following a Sale (the “Second Deal Success Bonus Payment”).

(b)	If your employment with the Company terminates prior to the closing date of a Sale for any reason, then you will not be entitled to any portion of the Deal Success Bonus. If your employment with the Company terminates following closing but prior to the six month anniversary of a Sale for any reason (other than by the Company without Cause), you will not be entitled to the Second Deal Success Bonus Payment.

Confidentiality

This letter, the amount of your Deal Success Bonus eligibility, the fact that a Sale is being contemplated and all facts and circumstances related thereto are confidential and should not be discussed with anyone (including co-workers, bidders and the Company’s advisors). We are relying on your sensitivity and professionalism in observing this request. In the event that the Company makes a determination prior to the closing date of a Sale that you have violated this confidentiality condition, the Company may, in its sole discretion (and in addition to any other actions it may choose to take up to and including termination of your employment), terminate the Deal Success Bonus that you may have otherwise been entitled to receive under this letter.

Emerald Expositions, LLC – Deal Success Bonus Letter – July 27, 2016

Other Terms

All payments under this letter will be subject to the withholding of any taxes required to be withheld under applicable federal, state or local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Deal Success Bonus, and this letter agreement is not assignable by you. The Deal Success Bonus is unfunded and unsecured and is payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company.

The Bonus Amount(s) payable pursuant to this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder (the “Code”).

If, in the sole discretion of the Company, all or any portion of the Deal Success Bonus could be considered a “parachute payment” under Code Section 280G, your entitlement to any portion of the Deal Success Bonus will be contingent upon the approval of the Deal Success Bonus in a manner that satisfies the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A 7.

This letter will be governed by, and construed in accordance with, the laws of the state of the State of New York. This letter may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible.

[Signatures Follow]

Emerald Expositions, LLC – Deal Success Bonus Letter – July 27, 2016

Sincerely,

/s/ Philip T. Evans
Philip T. Evans
Chief Financial Officer and Treasurer

Acknowledged and agreed:

/s/ David Loechner
David Loechner

Date:	7/29/2016

Signature Page to Emerald Expositions, LLC – Deal Success Bonus Letter

Appendix A

Definitions

“Affiliate” shall mean with respect to any entity, any entity that Parent, either directly or indirectly through one or more intermediaries, is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.

“Cause” shall mean (a) if you are a party to an employment or a severance agreement with the Company or one of its subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (b) if you are not a party to an employment or severance agreement with the Company or one of its subsidiaries in which “cause” is defined, (i) your indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which you may be subject, (ii) your being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or any of its subsidiaries or the performance of your duties, (iii) your willful failure to (A) follow a reasonable and lawful directive of the Company or of the subsidiary at which you are employed or provide services, (B) comply with any written rules, regulations, policies or procedures of the Company or the subsidiary at which you are employed or to which you provide services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company, (iv) your violation of your employment, consulting, separation or similar agreement with the Company or one of its subsidiaries or any non-disclosure, nonsolicitation or non-competition covenant in any other agreement to which you are subject or (v) your deliberate and continued failure to perform your material duties to the Company or any of its subsidiaries.

“Investor Group” shall mean any investment fund directly or indirectly controlled by Onex Corporation.

“Parent” shall mean Expo Event Holdco, Inc., a Delaware corporation, or any successor thereto.

“Parent Common Stock” shall mean the shares of common stock, par value $0.01 per share, of Parent and any other securities into which any of the foregoing shares are changed or for which such shares are exchanged.

“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association or other entity or association.

“Sale” shall mean the first to occur of the following events after the date of this letter agreement: (a) the sale of all or substantially all of the assets of Parent to any Person (or group of Persons acting in concert) other than an Affiliate of Parent or the Investor Group, or (b) a sale by Parent, the Investor Group or any of their respective Affiliates to a Person (or group of Persons acting in concert) of Parent Common Stock, or a merger, consolidation or similar transaction involving Parent, in any case, that results in more than 50% of the Parent Common Stock (or the common stock of any resulting company after a merger) being held by a Person (or group of Persons acting in concert) other than an Affiliate of Parent or the Investor Group.

Appendix A – Definitions